UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2007

RTG VENTURES, INC.
(Exact name of registrant as specified in this charter)

Florida	333-85072	59-3666743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Paykin Mahon Rooney & Krieg, LLP
185 Madison Avenue
New York, New York 10016
(Address and Zip Code of Principal Executive Offices)

Issuer's Telephone Number: (917) 488-6473

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2007, RTG Ventures, Inc., a Florida corporation (the “Company”), Atlantic Network Holdings Limited, a Guernsey company limited by shares ("ANHL"), New Media Television (Europe) Limited, a United Kingdom private company limited by shares and a majority owned subsidiary of ANHL ("NMTV"), and certain outside shareholders of NMTV entered into an Amendment to Share Exchange Agreement (the “Amendment”) which amended the terms of a Share Exchange Agreement previously entered into by the parties.

As was previously reported in the Company’s Current Report on Form 8-K filed with the Commission on March 21, 2007, on March 20, 2007 the Company entered into a Share Exchange Agreement with ANHL, NMTV and certain outside shareholders of NMTV (the "Exchange Agreement") pursuant to which ANHL and the outside shareholders of NMTV agreed to exchange all of their shares in NMTV for a 90% equity interest in the Company, NMTV would become a wholly-owned subsidiary of the Company and ANHL would own an approximate 80% interest in the Company.

As modified by the Amendment, the Exchange Agreement now provides for ANHL and the outside shareholders of NMTV to receive a 75% equity interest in the Company and ANHL will own an approximate 65% interest in the Company.

In addition, certain other provisions of the Exchange Agreement have been modified to reflect an agreement by ANHL to transfer to NMTV prior to closing of all of the issued and outstanding shares of Ecommercenet Limited and its subsidiaries (collectively, “Ecommercenet). Ecommercenet has developed an internet payment and financial transaction processing system geared toward online media purchases, which is anticipated to be operated in tandem with NMTV’s online media business.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits

99.1*
Share Exchange Agreement, dated March 20, 2007, by and among RTG Ventures, Inc., Atlantic Network Holdings Limited, the Outside Stockholders Listed on Exhibit A thereto and New Media Television (Europe) Limited.

99.2**
Amendment to Share Exchange Agreement, dated December 21, 2007, by and among RTG Ventures, Inc., Atlantic Network Holdings Limited, the outside Stockholders listed on Exhibit A thereto and New Media Television (Europe) Limited.

* Previously filed as Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed with the Commission on March 21, 2007.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTG VENTURES, INC.
(Registrant)

Dated: December 21, 2007	By: /s/ Linda Perry
Linda Perry, Chief Executive Officer